Registration No.



                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                         _______________________

                                 FORM S-8
                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933
                         _______________________

                    FIRST OF AMERICA BANK CORPORATION
          (Exact name of registrant as specified in its charter)

                    MICHIGAN                      38-1971791
          (State or other Jurisdiction         (I.R.S. Employer
        of incorporation or organization)   Identification Number)

              211 SOUTH ROSE STREET             (616) 376-9000
            KALAMAZOO, MICHIGAN 49007    (Telephone number, including
         (Address, Including zip code of  area code, of registrant's
             registrant's principal           principal executive
               executive offices)                  offices)

              FIRST FEDERAL SAVINGS BANK OF CHARLOTTE COUNTY
                            STOCK OPTION PLAN
                           (Full Title of Plan)
               RICHARD V. WASHBURN                 Copy to:
              SENIOR VICE PRESIDENT          David E. Riggs, Esq.
                First of America          Howard & Howard Attorneys,
                Bank Corporation                     P.C.
              211 South Rose Street         The Kalamazoo Building,
            Kalamazoo, Michigan 49007              Suite 400
                 (616) 376-9000            107 West Michigan Avenue
                                           Kalamazoo, Michigan 49007
       (Name, address, including zip code       (616) 382-1483
      and telephone number, including area
        area code and agent for service)

                     CALCULATION OF REGISTRATION FEE
    ----------------------------------------------------------------
    Title of each class of securities to be registered:
                   Common Stock (1) $10 Par Value

    Amount to be registered:   24,933

    Proposed maximum offering price per share:
                            $32.44(3)(4)

    Proposed maximum aggregate offering price:
                           $808,826.52(3)

    Amount of registration fee:
                             $278.91(4)

    (1) Also includes an equal number of Rights to purchase shares of the Registrant's Series A Junior Participating Preferred Stock, which Rights are not (a) separable from the shares of Common Stock; or (b) presently exercisable.
    (2) Plus such indeterminate number of additional shares as may be required to be issued in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock of First of America Bank Corporation resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments as provided in the above referenced Stock Option Plan.
    (3) Estimated in accordance with Rule 457(h) and (c) solely for purposes of calculating the registration fee.
    (4) The registration fee is computed in accordance with paragraphs (h) and (c) of Rule 457. On February 21, 1995, the average of the high and low prices for shares of the Common Stock of First of America Bank Corporation was $32.44.

          The Exhibit Index is located at sequential page ____.

                                 PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

    ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Registrant (File No. 1-10534) are incorporated in this registration statement:

         (a) the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993;

         (b) the Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and
              September 30, 1994;

         (c) the Registrant's Current Reports on Form 8-K dated July 14, 1994 and July 25, 1994; and

         (d) the description of the Registrant's common stock, $10 par value, and Series A Junior Participating Preferred Stock Purchase Rights which are contained in the Registrant's Registration Statements on Form 8-A dated April 30, 1990 and July 18, 1990, respectively, filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and before the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

    ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

    ITEM 5.  INTEREST OF COUNSEL

         Not applicable.

    ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 561 through 571 of the Michigan Business Corporation Act (the "Act") and Article V of the Registrant's Bylaws relate to indemnification of the Registrant's directors and officers, among others, in a variety of circumstances against liabilities arising in connection with the performance of their duties. The Registrant's Bylaws generally permit indemnification to the same extent provided by the Act.

         The Act provides for indemnification of directors and officers acting in good faith and in a manner they reasonably believe to be in or not opposed to the best interest of the Registrant (and, if a criminal proceeding, who have no reasonable cause to believe their conduct to be unlawful) against (i) expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or completed action, suit or proceeding (other than an action by, or in the right of the Registrant) arising out of a position with the registrant (or with some other entity at the Registrant's request) and (ii) expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending, or completed actions or suits by or in the right of the Registrant, unless the director or officer is found liable to the Registrant and an appropriate court does not determine that he or she is nevertheless fairly and reasonably entitled to indemnity. The Act requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit or proceeding, and otherwise requires in general that the indemnification provided for in (i) and (ii) above be made only on a determination by a majority vote of a quorum of the Board of Directors who were not parties to or threatened to be made parties to the action, suit, or proceeding, by a majority vote of a committee of not less than two disinterested directors, by independent legal counsel, by all independent directors not parties to or threatened to be made parties to the action, suit or proceeding, or by the shareholders, that the applicable standards of conduct were met. In certain circumstances, the Act further permits advances to cover such expenses before a final determination that indemnification is permissible, upon receipt of an undertaking, which need not be secured, by or on behalf of the directors or officers to repay such amounts unless it shall ultimately be determined that they are entitled to indemnification.

         Indemnification under the Act is not exclusive of other rights to indemnification to which a person may be entitled under the Articles of Incorporation, Bylaws or a contractual agreement.

         The Act permits the Registrant to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with the Registrant, whether or not such liabilities would be within the foregoing indemnification provisions. Pursuant to this authority, the Registrant maintains such insurance on behalf of its directors and officers.

    ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

    ITEM 8.  EXHIBITS

         The exhibits filed herewith pursuant to this Item 8 immediately follow the Exhibit Index. Other exhibits, which are incorporated herein by reference, are included in the following description of the exhibits applicable to Form S-8 as required by
    Item 601 of Regulation S-K.

    NUMBER    DESCRIPTION

    4(a) ARTICLES OF INCORPORATION. Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1992 and incorporated herein by reference.

    4(b) BYLAWS. Previously filed as an exhibit to the Registrant's Registration Statement on Form S-4 filed June 6, 1994 (Reg. No. 33-53983) and incorporated herein by reference.

    5 OPINION OF COUNSEL AND CONSENT. The opinion and consent of Howard & Howard Attorneys, P.C. is filed herewith.

    23(a) CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS. The consent of KPMG Peat Marwick LLP is filed herewith.

    23(b)     CONSENT OF COUNSEL.  The consent of Howard & Howard
              Attorneys, P.C. is included in its opinion filed as
              Exhibit 5.

    99        ADDITIONAL EXHIBITS.  First Federal Savings Bank of
              Charlotte County Stock Option Plan is filed herewith.

    ITEM 9.  UNDERTAKINGS

              (a)  The undersigned Registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i)  To include any prospectus required by
                   Section 10(a)(3) of the Securities Act;

                        (ii)  To reflect in the prospectus any facts
                   or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                        (iii)  To include any material information
                   with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              provided, however, that paragraphs (a)(1)(i) and
              (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

                   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
    Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalamazoo, State of Michigan, on the 15th day of February, 1995.

                        FIRST OF AMERICA BANK CORPORATION
                                  (Registrant)



                        By:  /s/ DANIEL R. SMITH
                             Daniel R. Smith
                             Chairman and Chief Executive Officer


                            POWER OF ATTORNEY

         The undersigned officers and directors of First of America Bank Corporation, a Michigan corporation, do hereby constitute and appoint Daniel R. Smith, Richard F. Chormann, Thomas W. Lambert, and any of them, the lawful attorneys and agents or attorneys and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereto, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents or any of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

         IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the 15th day of February, 1995.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 15th day of February, 1995.

    /s/ DANIEL R. SMITH           Director, Chairman and Chief
    Daniel R. Smith               Executive Officer (Principal
                                  Executive Officer)

    /s/ THOMAS W. LAMBERT         Executive Vice President and
    Thomas W. Lambert             Chief Financial Officer
                                  (Principal Financial Officer and
                                  Principal Accounting Officer)


    /s/ RICHARD F. CHORMANN       Director
    Richard F. Chormann

    /s/ JON E. BARFIELD           Director
    Jon E. Barfield

                                  Director
    John W. Brown

    /s/ JOSEPH J. FITZSIMMONS     Director
    Joseph J. Fitzsimmons

    /s/ JOEL N. GOLDBERG          Director
    Joel N. Goldberg

    /s/ CLIFFORD L. GREENWALT     Director
    Clifford L. Greenwalt

    /s/ ROBERT L. HETZLER         Director
    Robert L. Hetzler

    /s/ DOROTHY A. JOHNSON        Director
    Dorothy A. Johnson

                                  Director
    Martha M. Mertz

    /s/ F. KARL NEUMANN           Director
    F. Karl Neumann

    /s/ JAMES S. WARE             Director
    James S. Ware

    /s/ JAMES W. WOGSLAND         Director
    James W. Wogsland

    /s/ WALTER J. WOLPIN          Director
    Walter J. Wolpin

    /s/ JOHN L. ZABRISKIE         Director
    John L. Zabriskie

                              EXHIBIT INDEX

                                                           Sequential
    Number                                                Page Number


         5    Opinion of Howard & Howard Attorneys, P.C., including
    Consent

         23   Consent of KPMG Peat Marwick LLP

         99   First Federal Savings Bank of Charlotte County Stock
    Option Plan

                                                            EXHIBIT 5


                            February 27, 1995

                                                            Reply to:
                                                            Kalamazoo
                                         Direct Dial:  (616) 382-8771

    First of America Bank Corporation
    211 South Rose Street
    Kalamazoo, Michigan  49007

    ATTENTION:     RICHARD V. WASHBURN

    Greetings:

         We have acted as counsel to First of America Bank Corporation (the "Company") in connection with the preparation and filing of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, registering 24,933 shares of the Common Stock, par value $10 per share, of the Company issuable upon exercise of stock options granted to employees of First Federal Savings Bank of Charlotte County (the "Bank") pursuant to the First Federal Savings Bank of Charlotte County Stock Option Plan (the "Plan"), which Plan was adopted by the Company following the Company's acquisition of the Bank's parent, F & C Bancshares, Inc.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates, and other documents and conducted interviews with officers as we considered necessary or appropriate for the purpose of this opinion.

         It is our opinion that the Common Stock of the Company, when issued as provided in the Plan, will be legally issued, fully paid, and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

         This opinion is rendered pursuant to Item 8 of Form S-8 and
    Item 601 of Regulation S-K may be relied upon only by the Company and the Securities and Exchange Commission and may not be used, quoted or referred to and/or filed with any other person without our prior written permission.

                                  Very truly yours,

                                  HOWARD & HOWARD


                                  /s/ DAVID E. RIGGS
                                  David E. Riggs

                                                           EXHIBIT 23

    The Board of Directors
    First of America Bank Corporation


    We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading
    "Experts" in the Prospectus.


    /s/ KPMG PEAT MARWICK LLP

    Chicago, Illinois
    February 27, 1995






































                                                           EXHIBIT 99

              FIRST FEDERAL SAVINGS BANK OF CHARLOTTE COUNTY
                            STOCK OPTION PLAN
             AS ADOPTED BY FIRST OF AMERICA BANK CORPORATION


         SECTION 1. PURPOSE. The purpose of this First Federal Savings Bank of Charlotte County Compensatory Stock Option Plan, as adopted by First of America Bank Corporation (the "Plan") is to permit the First of America Bank Corporation (the "Corporation") to grant options to purchase shares of its Common Stock in order to replace the options to purchase common stock of F&C Bancshares (F&C) that had previously been granted by F&C.
    Any option granted pursuant to this Plan shall be clearly and specifically designated as not being an incentive stock option, as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended ("Code"). Any option granted under this Plan shall replace and supersede all options previously granted to, and not yet exercised by the Optionee (as hereinafter defined) under either the First Federal Savings Bank of Charlotte County Compensatory Stock Option Plan or the First Federal Savings Bank of Charlotte County Incentive Stock Option Plan (the "Prior Plans"). The shares of Common Stock subject to an option under this Plan shall be determined by adjusting the number of shares subject to unexercised options under the Prior Plans pursuant to the exchange ratio set forth in Section 1.03 of the Agreement and Plan of Reorganization by and among First of America Bank Corporation, First of America Bank Acquisition Corporation, and F&C Bancshares, Inc., (the "Exchange Ratio")

         SECTION 2. OPTION TERMS AND CONDITIONS. The terms and conditions of options granted under this Plan may differ from one another as the Compensation Committee of the Corporation's Board of Directors (the Committee) shall, in its discretion, determine as long as all options granted under the Plan satisfy the requirements of the Plan.

         SECTION 3. DURATION OF OPTIONS. Each option and all rights thereunder granted pursuant to the terms of this Plan shall expire on the date determined by the Committee, but in no event shall any option granted under the Plan expire later than 10 years and one month from the date on which the option was granted under the Prior Plans. In addition, each option shall be subject to early termination as provided in the Plan.

         SECTION 4.     PURCHASE PRICE.  The purchase price for
    shares acquired pursuant to the exercise shall be equal to the purchase price established under the Prior Plans divided by the Exchange Ratio.

         SECTION 5. EXERCISE OF OPTIONS. Each option shall be exercisable in one or more installments during its term and the right to exercise may be cumulative as determined by the Committee. No options may be exercised for a fraction of a share of Common Stock. The purchase price of any shares purchased shall be paid in full in cash or by certified or cashier's check payable to the order of the Corporation or by shares of Common Stock, if permitted by the Committee, or by a combination of cash, check or shares of Common Stock at the time of exercise of the option. If any portion of the purchase price is paid in shares of Common Stock, those shares shall be tendered at their then fair market value as determined by the Committee. The



    Committee may also permit the exercise of options by means of the simultaneous purchase and sale of Common Stock. All options under this Plan shall be exercisable immediately upon the execution of a Stock Option Agreement.

         SECTION 6. WRITTEN NOTICE REQUIRED. Any option granted pursuant to the terms of this Plan shall be exercised when written notice of that exercise has been given to the Corporation at its principal office by the person entitled to exercise the option and full payment for the shares with respect to which the option is exercised has been received by the Corporation.

         SECTION 7. COMPLIANCE WITH SECURITIES LAWS. Shares shall not be issued with respect to any option granted under the Plan unless the exercise of that option and the issuance and delivery of the shares pursuant thereto shall comply with all relevant provisions of state and federal law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Corporation with respect to such compliance. The Committee may also require an employee to whom an option has been granted ("Optionee") to furnish evidence satisfactory to the Corporation, including a written and signed representation letter and consent to be bound by any transfer restrictions imposed by law, legend, condition, or otherwise, that the shares are being purchased only for investment purposes and without any present intention to sell or distribute the shares in violation of any state or federal law, rule, or regulation. Further, each Optionee shall consent to the imposition of a legend on the shares of Common Stock subject to his or her option restricting their transferability as required by law or by this Section 7.

         SECTION 8. EMPLOYMENT OF OPTIONEE. Each Optionee, if requested by the Committee, must agree in writing as a condition of the granting of his or her option, to remain in the employment of the Corporation or any of its subsidiaries (or a corporation or a parent or subsidiary of such corporation issuing or assuming a stock option in a transaction to which section 425(a) of the Code applies), following the date of the granting of that option for a period specified by the Committee, which period shall in no event exceed three years. Nothing in this Plan or in any option granted hereunder shall confer upon any Optionee any right to continued employment by the Corporation or any of its subsidiaries, or limit in any way the right of the Corporation or any subsidiary at any time to terminate or alter the terms of that employment.

         SECTION 9. OPTION RIGHTS UPON TERMINATION OF EMPLOYMENT. If any Optionee under this Plan ceases to be employed by the Corporation, or any of its subsidiaries (or a corporation or a parent or subsidiary of such corporation issuing or assuming a stock option in a transaction to which section 425(a) of the Code applies) or ceases to serve as a member of the Corporation's or a subsidiary's Board of Directors, for any reason other than disability or death, his or her option shall immediately terminate; provided, however, that the Committee may, in its discretion, allow the option to be exercised at any time within three months after the date the right to exercise options would otherwise terminate pursuant to this Section 9. unless either the option or this Plan otherwise provides for earlier termination.




         SECTION 10. OPTION RIGHTS UPON DISABILITY. If an Optionee becomes disabled within the meaning of Section 22(e)(3) of the Code while employed by the Corporation, or any subsidiary of the Corporation (or a corporation or a parent or subsidiary of such corporation issuing or assuming a stock option in a transaction to which section 425(a) of the Code applies) or while serving as a member of the Corporation's or a subsidiary's Board of Directors, the Committee, in its discretion, may allow the option to be exercised, to the extent exercisable on the date of termination of employment, at any time within one year after the date of termination of employment due to disability, unless either the option or the Plan otherwise provides for earlier termination.

         SECTION 11. OPTION RIGHTS UPON DEATH OF OPTIONEE. Except as otherwise limited by the Committee at the time of the grant of an option, if an Optionee dies while employed by the Corporation or any of its subsidiaries (or a corporation or a parent or subsidiary of such corporation issuing or assuming a stock option in a transaction to which section 425(a) of the Code applies) or while serving as a member of the Corporation's or subsidiary's Board of Directors, his or her option shall expire one year after the date of death unless by its terms it expires sooner. During this one year or shorter period, the option may be exercised, to the extent that it remains unexercised on the date of death, by the person or persons to whom the Optionee's rights under the option shall pass by will or by the laws of descent and distribution, but only to the extent that the Optionee is entitled to exercise the option at the date of death.

         SECTION 12. OPTIONS NOT TRANSFERRABLE. Options granted pursuant to the terms of this Plan may not be sold, pledged, assigned, or transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of an Optionee only by that Optionee.

         SECTION 13. LIMIT ON OPTIONS. The number of shares of Common Stock for which options may be granted pursuant to the terms of this Plan shall not exceed 24,933 shares.

         SECTION 14. TERMINATION OF PLAN. This Plan shall be deemed terminated upon the earlier of the date as of which all Options have been exercised by Optionees, or the date as of which the rights to exercise all Options have expired.